Exhibit 99.1

IMMEDIATE RELEASE
February 21, 2008

UNITED NATURAL FOODS REPORTS SALES AND EARNINGS FOR
THE SECOND QUARTER OF FISCAL 2008;
UPDATES FISCAL 2008 GUIDANCE

•	QUARTERLY NET SALES OF $830.7 MILLION INCREASED 24.2% FROM THE SECOND QUARTER OF FISCAL 2007.
•	REPORTS QUARTERLY NET INCOME OF $9.1 MILLION, OR $0.21 PER DILUTED SHARE, INCLUDING APPROXIMATELY $3.3 MILLION IN DILUTION FROM MILLBROOK.

Dayville, Connecticut – February 21, 2008 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the “Company”) today reported net sales of $830.7 million for the second quarter of fiscal 2008, ended January 26, 2008, an increase of approximately $162.1 million, or 24.2%, from the $668.5 million of net sales recorded in the second quarter of fiscal 2007.  Excluding the effect of the Company’s November 2007 acquisition of Millbrook Distribution Services, Inc. (“Millbrook”), net sales increased by $89.8 million, or 13.4%, to $758.3 million.

The Company reported net income of $9.1 million, or $0.21 per diluted share, for the second quarter of fiscal 2008. The Company estimates that Millbrook, which the Company acquired in the second quarter of fiscal 2008, negatively impacted net income by approximately $3.3 million, or $0.08 per diluted share, for the second quarter of fiscal 2008. The Company previously announced that the Millbrook acquisition was expected to be dilutive to earnings by approximately $0.04 in the second quarter of fiscal 2008. The larger than expected dilution from the Millbrook acquisition was due to a combination of lower than projected improvements in gross margin from purchase discounts and forward buying opportunities, and delays in the original timeline to generate identified savings from synergies between Millbrook and the Company’s operations.  Excluding Millbrook, net income for the quarter ended January 26, 2008 would have been $12.4 million, or $0.29 per diluted share, compared to $10.9 million, or $0.25 per diluted share for the quarter ended January 27, 2007.

Operating expenses were $135.1 million, or 16.3% of net sales for the quarter ended January 26, 2008, compared to $102.6 million, or 15.4% of net sales, for the second quarter of fiscal 2007.  For the quarter ended January 26, 2008, operating expenses were negatively impacted by $0.7 million in expenses related to start-up activities at the Company’s Portland, Oregon area distribution facility, which commenced shipments in December 2007. In addition, the Company continues to experience start-up inefficiencies at its Sarasota, Florida and Portland, Oregon area facilities, which negatively impacted operating margins in the quarter.  The Company typically achieves optimum efficiencies from new facilities within six to nine months following their opening.

260 LAKE ROAD   -   DAYVILLE, CT 06241  -  TELEPHONE: (860) 779-2800

During the second quarter of 2008, the Company reversed its January 2007 decision to sell the Company’s second Auburn, California facility, which is discussed below. Following the decision, the building was reclassified on the Company’s balance sheet from assets held for sale to property and equipment, and the Company recorded incremental depreciation of $0.2 million on this facility during the quarter.  Operating expenses during the second quarter of fiscal 2007 were negatively impacted by approximately $2.2 million of losses related to the Company’s two Auburn, California facilities. In January 2007, the Company incurred a loss of $1.5 million associated with the sale of one of the facilities. In addition, the Company recorded an impairment loss in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, of $0.8 million on its previously mentioned second Auburn, California facility, as a result of the Company’s decision to sell the property. During the second quarter of fiscal 2007, the Company also incurred $0.4 million in fees related to the early termination of unused leased space at a facility in Minnesota and recorded a related write-off of $0.3 million in abandoned leasehold improvements.

The Company recorded share-based compensation expense of $1.4 million, in the second quarter of fiscal 2008, in accordance with SFAS No. 123R, Share-Based Payment, compared to $1.0 million of share-based compensation expense recorded for the second quarter of fiscal 2007.

“In an increasingly tough economy, we are pleased to report strong sales growth in all of our channels,” said Michael Funk, President and Chief Executive Officer. “Our sales to independents continued to strengthen during the quarter, resulting in comparable growth of approximately 11%, while our sales to supermarkets increased by 81% as a result of Millbrook’s customer mix. As we look forward to the rest of fiscal 2008, we remain focused on expanding our presence in specialty foods, and driving synergies from our recent acquisition. We believe that there are significant opportunities to expand and improve our specialty foods operations as we work to further integrate Millbrook into the Company.”

Updates Fiscal 2008 Earnings Guidance
The Company is reaffirming its projected net sales guidance for fiscal year 2008, ending August 2, 2008, of $3.27 billion to $3.35 billion, which represents a 19% to 22% increase in net sales over fiscal 2007. In addition, the Company is revising its guidance on earnings per share for fiscal 2008 downward to a range of $1.12 to $1.14 per diluted share. The Company’s updated guidance reflects the expectation that the Millbrook acquisition will be dilutive to earnings by $0.10 to $0.12 per diluted share in the second half of fiscal 2008. This increased dilution is expected to be due to a combination of slower than projected improvements in gross margin from purchase discounts and forward buying opportunities, and delays in the original timeline to generate identified savings from synergies between Millbrook and the Company’s operations. The Company expects that Millbrook will be neutral to earnings by the first quarter of fiscal 2009. The Company previously announced earnings per share guidance of $1.40 to $1.45 per diluted share for fiscal 2008. Finally, the Company is reaffirming its anticipated fiscal 2008 capital expenditures guidance of approximately $50 to $55 million, which includes certain costs associated with the previously announced Moreno Valley, California facility, which is expected to begin operations in the first quarter of fiscal 2009.

The Company’s guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company’s control.  If any of these assumptions vary, the Company’s guidance may change.  There can be no assurance that the Company will achieve these results.

Conference Call
Management will conduct a conference call and audio webcast at 5:00 p.m. ET on February 21, 2008 to review the Company’s quarterly results, market trends and future outlook. The conference call dial-in number is (303) 262-2175. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investor Relations section of the Company’s website at www.unfi.com. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available on the Company’s website for 60 days.

About United Natural Foods
United Natural Foods, Inc. carries and distributes more than 40,000 products to more than 18,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel.   United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the “Best Managed Companies in America,” ranked by Fortune in 2006 and 2007 as one of its “Most Admired Companies,” and ranked by Business Ethics as one of its “100 Best Corporate Citizens for 2006.” For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

Financial Tables Follow

AT THE COMPANY:                                                      FINANCIAL RELATIONS BOARD

Mark Shamber                                               Joseph Calabrese
Chief Financial Officer                                                     General Information
(860) 779-2800                                                            (212) 827-3772

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see “Risk Factors” in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on December 6, 2007, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended		Six months ended
	January 26, 2008	January 27, 2007	January 26, 2008	January 27, 2007

Net sales	$830,656	$668,545	$1,567,045	$1,314,978
Cost of sales	675,984	544,477	1,276,902	1,067,339

Gross profit	154,672	124,068	290,143	247,639

Operating expenses	135,100	101,877	246,366	202,307
Impairment on assets held for sale	-	756	-	756
Total operating expenses	135,100	102,633	246,366	203,063

Operating income	19,572	21,435	43,777	44,576

Other expense (income):
Interest expense	5,059	3,350	7,950	6,261
Interest income	(153)	(180)	(332)	(294)
Other, net	6	399	75	371
Total other expense	4,912	3,569	7,693	6,338

Income before income taxes	14,660	17,866	36,084	38,238

Provision for income taxes	5,561	6,968	13,423	14,913

Net income	$9,099	$10,898	$22,661	$23,325

Basic per share data:
Net income	$0.21	$0.26	$0.53	$0.55

Weighted average basic shares of common stock	42,676	42,438	42,645	42,299

Diluted per share data:
Net income	$0.21	$0.25	$0.53	$0.55

Weighted average diluted shares of common stock	42,884	42,848	42,860	42,733

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)
	January 26, 2008	July 28, 2007
ASSETS
Current assets:
Cash and cash equivalents	$25,183	$17,010
Accounts receivable, net	184,409	160,329
Notes receivable, trade, net	1,338	1,836
Inventories	393,745	312,377
Prepaid expenses and other current assets	16,757	8,199
Assets held for sale	-	5,935
Deferred income taxes	9,474	9,474
Total current assets	630,906	515,160

Property & equipment, net	210,925	185,083

Other assets:
Goodwill	179,969	79,903
Notes receivable, trade, net	3,410	2,647
Intangible assets, net	28,962	8,552
Other	10,457	9,553
Total assets	$1,064,629	$800,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$297,009	$120,000
Accounts payable	171,914	134,576
Accrued expenses and other current liabilities	66,690	37,132
Current portion of long-term debt	5,068	6,934
Total current liabilities	540,681	298,642

Long-term debt, excluding current portion	61,454	65,067
Deferred income taxes	1,027	9,555
Other long-term liabilities	10,306	839
Total liabilities	613,468	374,103

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares at January 26, 2008 and July 28, 2007; none issued and outstanding	-	-
Common stock, $0.01 par value, authorized 100,000 shares; 43,099 issued and 42,871 outstanding shares at January 26, 2008; 43,051 issued and 42,822 outstanding shares at July 28, 2007	431	431
Additional paid-in capital	166,830	163,473
Unallocated shares of Employee Stock Ownership Plan	(1,121)	(1,203)
Treasury stock	(6,092)	(6,092)
Accumulated other comprehensive (loss) income	(1,335)	399
Retained earnings	292,448	269,787
Total stockholders’ equity	451,161	426,795
Total liabilities and stockholders’ equity	$1,064,629	$800,898

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
 (In thousands)

	Six months ended
	January 26, 2008	January 27, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,661	$23,325
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation and amortization	10,157	9,378
Share-based compensation	2,387	1,997
Provision for doubtful accounts	1,286	815
Gain on forgiveness of loan	(157)	-
Loss (gain) on disposals of property & equipment	8	1,968
Impairment on assets held for sale	-	756
Changes in assets and liabilities, net of acquired companies:
Accounts receivable	(13,565)	(16,083)
Inventory	(57,392)	(31,730)
Prepaid expenses and other assets	(5,724)	(10,675)
Notes receivable, trade	(265)	104
Accounts payable	(2,729)	11,843
Accrued expenses and other current liabilities	4,371	(1,213)
Net cash used in operating activities	(38,962)	(9,515)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of acquired business, net of cash acquired	(107,235)	-
Capital expenditures	(21,466)	(14,542)
Proceeds from disposals of property and equipment	165	5,441
Other investing activities	-	(1,028)
Net cash used in investing activities	(128,536)	(10,129)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under note payable	177,009	(2,005)
Increase in bank overdraft	4,102	2,283
Proceeds from exercise of stock options	810	6,663
Repayments on long-term debt	(6,411)	(2,999)
Tax effect of stock options	161	2,718
Principal payments of capital lease obligations	-	(4)
Proceeds from borrowings of long-term debt	-	10,000
Net cash provided by financing activities	175,671	16,656

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,173	(2,988)
Cash and cash equivalents at beginning of period	17,010	20,054
Cash and cash equivalents at end of period	$25,183	$17,066

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$7,146	$6,280
Federal and state income taxes, net of refunds	$15,862	$17,313